UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) December 11, 2012

EXPEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51447	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 108th Avenue NE

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 679-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On December 11, 2012, Expedia, Inc. Chairman and Senior Executive Barry Diller circulated the following email to Expedia, Inc. employees:

To: All Expedia Employees

From: Barry Diller

Re: Message from the Chairman

As many of you may have read of the sale of our family’s interest in TripAdvisor, and with questions of whether or not this is the first step in a general disposal of assets, I wanted to be quite clear that the answer to that question is ‘NO’.

This is the statement that I made about TripAdvisor:

“Ever since we acquired TripAdvisor in 2004 it’s been one of the smoothest and most trouble-free growth stories I’ve ever known,” said Barry Diller. “During that time it grew from a startup with $23 million in annual revenues to a $5 billion plus public company with a global brand that operates the world’s largest travel site. Its great progress has happened because of the superb talents of its co-founder and CEO, Steve Kaufer, and the team he leads. My only reason for resigning as Chairman and disposing of my interests is that I have more obligations than time and transferring control of TripAdvisor to Liberty is something I’m very comfortable with -- Liberty has proven itself a fine steward and leader of its controlled businesses.”

Since the original sale by Microsoft ten years ago, I’ve been the Chairman of Expedia, through all it’s good times, and some less than good, and enjoyed it thoroughly. I’m very proud of the work you all do and the prospects for the future and plan to stay engaged as long as I’m sentient. I hope this clarifies, and I hope you all have a wonderful holiday and new year…

Barry Diller

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Executive Vice President, General Counsel and Secretary

Dated: December 11, 2012